EXHIBIT 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 and related Prospectus of Wells Real Estate Investment Trust, Inc. for the registration of 100,000,000 shares of its common stock and to the incorporation by reference therein of our report dated February 18, 2004, with respect to the consolidated financial statements and schedule of Wells Real Estate Investment Trust, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia

April 1, 2004